EXECUTION VERSION

TRANSITIONAL SERVICES AGREEMENT
between
AXA S.A.
and
AXA EQUITABLE HOLDINGS, INC.

Dated as of May 4, 2018

i

TRANSITIONAL SERVICES AGREEMENT
Transitional Services Agreement (this “Agreement”), dated May 4, 2018 (the “Execution Date”), between AXA S.A., a société anonyme organized under the laws of France (“AXA”), and AXA Equitable Holdings, Inc., a corporation organized under the laws of Delaware (formerly known as AXA America Holdings, Inc., “AEH,” and together with AXA, the “Parties,” and each, a “Party”).
RECITALS
WHEREAS, AEH is a wholly-owned subsidiary of AXA;
WHEREAS, historically, AXA and AEH, and their respective Subsidiaries, relied on certain third-party service providers to provide services pursuant to shared services contracts and relied upon each other and affiliates of each other for the provision of certain services;
WHEREAS, the Parties intend to effect an initial public offering (the “IPO”) of a portion of the shares of common stock, par value $0.01 per share, of AEH; and
WHEREAS, following the IPO, the Parties desire to obtain the continued provision or procurement of certain services as specified in this Agreement and the Schedules hereto and subject to, and in accordance with, the terms and conditions hereof, the Parties agree to provide or procure such services on a transitional basis from the Effective Date of this Agreement through the relevant Transition Period thereafter and to assist the other Party in the transition from these Services as provided herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Article I
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings assigned below:
“AAA” has the meaning set forth in Section 9.2.
“Accessing Party” has the meaning set forth in Section 8.2(a).
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.
“Additional Service” has the meaning set forth in Section 2.3.
“AEH” has the meaning set forth in the preamble.
“AEH Project Leader” has the meaning set forth in Section 5.1(a).
“AEH Group” means, collectively, AEH and its Subsidiaries (excluding any member of the AXA Group) as of the Effective Date.
“AEH Provider” means AEH or any Subsidiary of AEH, as applicable, providing a Service hereunder, in its capacity as the provider of such Service.
“AEH Recipient” means any member of the AEH Group to whom a Service is being provided hereunder, in its capacity as the recipient of such Service.
“Agreement” has the meaning set forth in the preamble.
“Applicable Law” means any law (including common law), statute, regulation, rule, executive order, ordinance, judgment, ruling, published regulatory policy or guideline, injunction, consent, order, exemption, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority.
“AXA” has the meaning set forth in the preamble.
“AXA Group” means, collectively, AXA and its Subsidiaries (excluding AXA Business Service Private Ltd. and any member of the AEH Group).
“AXA Project Leader” has the meaning set forth in Section 5.1(a).
“AXA Provider” means AXA or any Subsidiary of AXA, as applicable, providing a Service hereunder, in its capacity as the provider of such Service.
“AXA Recipient” means any member of the AXA Group to whom a Service is being provided hereunder, in its capacity as the recipient of such Service.
“Billing Statement” has the meaning set forth in Section 3.3.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York or Paris, France are authorized or required by Applicable Law to close.
“Confidential Information” means any and all information of, related to, or concerning the Party or any of its Subsidiaries disclosing such information to another Party or any other Party’s respective Subsidiaries, whether disclosed on or prior to the Effective Date, and whether disclosed in oral, written, electronic or optical form, including (i) any information relating to the business, financial or other affairs (including future plans, financial targets, trade secrets and know-how) of the disclosing Party or such Party’s Subsidiaries, (ii) the Intellectual Property of the disclosing Party or such Party’s Subsidiaries or (iii) any information of the disclosing Party or such Party’s Subsidiaries provided in a manner which reasonably indicates the confidential or proprietary nature of such information.
“Disabling Procedures” has the meaning set forth in Section 8.2(c).
“Disclosing Party” has the meaning set forth in Section 8.1(a).
“Dispute” means any dispute, controversy, difference or claim arising out of or in connection with this Agreement or the subject matter of this Agreement, including any questions concerning its existence, formation, validity, interpretation, performance, breach and termination.
“Effective Date” means the date of the closing of the IPO, provided that the closing of the IPO occurs on or by December 31, 2018.
“Execution Date” has the meaning set forth in the preamble.
“Final Determination” means, with respect to a Dispute as to indemnification for a Loss under this Agreement, (i) a written agreement between the parties to such Dispute resolving such Dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such Dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such Dispute that resolves such Dispute.
“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.
“Granting Party” has the meaning set forth in Section 8.2(a).
“Indemnifying Party” has the meaning set forth in Section 6.2.
“Indemnitee” has the meaning set forth in Section 6.1.
“Intellectual Property” means, in any and all jurisdictions throughout the world, any (i) patent rights, including all patents, pending patent applications (including all provisional applications, reissues, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon), and foreign counterparts of any of the foregoing; (ii) copyrights, mask works, and all registrations thereof and applications therefor; (iii) Trademarks; (iv) domain names and uniform resource locators associated with the internet, including registrations thereof and social media names and accounts; and (v) rights with respect to information and materials not generally known to the public and from which independent economic value is derived from such information and materials not being generally known to the public, including trade secrets and other confidential and proprietary information, including rights to limit the use or disclosure thereof by any Person.
“IPO” has the meaning set forth in the recitals.
“Loss” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, interest, penalties, and costs and expenses (including fines, penalties, reasonable attorneys’ fees and reasonable out of pocket disbursements).
“Monthly Charge” has the meaning set forth in Section 9.3(b).
“Notice of Dispute” has the meaning set forth in Section 5.3(b).
“Obtaining Party” has the meaning set forth in Section 7.3.
“Omitted Service” has the meaning set forth in Section 2.2.
“Party” has the meaning set forth in the preamble.
“Person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Personally Identifiable Information” means information that alone or in combination identifies, relates to or describes a particular individual, including, but not limited to, his or her name, signature (and facsimile thereof), Social Security number, date of birth, physical characteristics or description, street address, email address, telephone number, passport number, driver’s license or governmental identification card number, insurance policy number, education, employment, employment history, health or medical information, bank account number, credit card number, debit card number, any other financial information, or any other information that could be used to identify an individual, and encompasses personal information, “nonpublic personal information” and “personal health information” as those terms are defined under Privacy Laws.
“Personnel” means, with respect to any Service Provider, the employees and agents (including, but not limited to, subcontractors (if permitted by the underlying contract with respect to a Service)) of such Service Provider who are assigned to perform any Service provided by such Service Provider pursuant to this Agreement.
“Privacy Laws” means any state, federal, or international law or regulation governing the collection, use, disclosure and/or sharing of Personally Identifiable Information, including the European Union Directive 1995/46/EC; the European Union General Data Protection Regulation 2016/679; the applicable provisions of the U.S. Financial Services Modernization Act of 1999 (15 U.S.C. §§ 6801 et seq.); the U.S. Fair Credit Reporting Act (15 U.S.C. §§ 1681 et seq.); laws regulating unsolicited email communications; security breach notification laws; laws imposing minimum security requirements; laws requiring the secure disposal of records containing credit reports and other personal data; and all other similar international, federal, state, provincial and local requirements.
“Project Card” has the meaning set forth in Section 2.12(a).
“Project Leaders” has the meaning set forth in Section 5.1(a).
“Providing Party” has the meaning set forth in Section 7.3.
“Receiving Party” has the meaning set forth in Section 8.1(a).
“Replacement Service” has the meaning set forth in Section 2.4.
“Rules” has the meaning set forth in Section 9.2.
“Security Breach” has the meaning set forth in Section 8.2(f).
“Separation Committee” has the meaning set forth in Section 5.2(a).
“Service Extension” has the meaning set forth in Section 4.4.
“Service Fee” means, with respect to each Service, the fee that the Service Recipient shall pay to the Service Provider or Third-Party Provider, as the case may be, in consideration for such Service, as provided in the column titled “Service Fee” in the applicable Schedules hereto or otherwise set forth in this Agreement.
“Service Period” means the frequency at which a Service is billed by a Service Provider (in the case of Services set forth in Schedule C and Schedule D and, as applicable, Schedule E) or a Third-Party Provider (in the case of Services set forth in Schedule A, Schedule B and, as applicable, Schedule E), as applicable (e.g., monthly, quarterly, annually or otherwise), consistent with billing practices prior to the Effective Date, as applicable.
“Service Provider” means the AXA Provider or the AEH Provider, as applicable.
“Service Provider IP” has the meaning set forth in Section 7.2(a).
“Service Recipient” means the AXA Recipient or the AEH Recipient, as applicable.
“Service Recipient IP” has the meaning set forth in Section 7.2(b).
“Service Records” means, with respect to any Service, all records, data, files and other information received or generated in connection with the provision of such Service.
“Services” means the services and other support set forth on Schedule A, Schedule B, Schedule C Schedule D, and Schedule E, as amended from time to time, including , Omitted Services, Additional Services and Replacement Services, provided or procured by one or more Service Providers, in each case (i) in accordance with the terms and conditions set forth in this Agreement and (ii) other than any Service which is terminated pursuant to this Agreement.
“Steering Committee” has the meaning set forth in Section 5.3(a).
“Subsidiary” means, with respect to any Person, any other Person controlled by such Person. For purposes of this Agreement, none of AEH and its Subsidiaries shall be considered Subsidiaries of AXA or any of AXA’s Subsidiaries.
“Systems” has the meaning set forth in Section 8.2(a).
“Tax” means any and all U.S. federal, state and local taxes, non-U.S. taxes, and other levies, fees, imposts, duties, tariffs and charges in the nature of a tax, together with any interest, penalties or additions to tax imposed in connection therewith or with respect thereto, imposed by any Governmental Authority or political subdivision thereof, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and including alternative minimum, add-on minimum, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, registration, documentary, environmental, disability, payroll, withholding, employment, Social Security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.
“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including inventions, ideas, designs, documentation (such as bill of materials, build instructions, test reports and invention disclosure forms), schematics, layouts, reports, algorithms, routines, software (including source code and object code), data, databases, lab notebooks, equipment, processes, prototypes and devices.
“Third-Party Claim” means any assertion by a Person (including a Governmental Authority) who is not a member of the AEH Group or the AXA Group of any claim, or the commencement by any Person of any Action, against any member of the AEH Group or the AXA Group.
“Third-Party Contract” means the contract underlying any Service identified on Schedule A, Schedule B or, if applicable, Schedule E, between a Service Provider and a Third-Party Provider, as the same may be amended from time to time and any extension, replacement or renewal of any such contract.
“Third-Party Provider” has the meaning set forth in Section 2.6(a).
“Third-Party Provider IP” has the meaning set forth in Section 7.2(c).
“Third-Party Recipient IP” has the meaning set forth in Section 7.2(d).
“Trademarks” means trademarks, service marks, logos and design marks, trade dress, trade names, and brand names, together with all goodwill associated with any of the foregoing, and all registrations thereof and applications therefor.
“Transition Period” means, with respect to any Service, the period beginning on the Effective Date and continuing until the end date described in Schedule A, Schedule B, Schedule C, Schedule D, or Schedule E , as amended from time to time pursuant to the amendment procedures set forth in Section 10.9, and any extension to such end date in accordance with Article IV.
“Transition Working Group” has the meaning set forth in Section 5.1(a).
Section 1.2    Interpretation.
(a)    Unless the context otherwise requires:
(i)    references contained in this Agreement to the preamble, to the recitals and to specific Articles, Sections, Subsections or Schedules shall refer, respectively, to the preamble, recitals, Articles, Sections, Subsections or Schedules to this Agreement;
(ii)    references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;
(iii)    references to any statute or statutory provision include all rules and regulations promulgated pursuant to such statute or statutory provision, in each case as such statute, statutory provision, rules or regulations may be amended, modified, supplemented or replaced from time to time;
(iv)    references to any Governmental Authority include any successor to such Governmental Authority;
(v)    the term “commercially reasonable efforts” shall not include an obligation by any Party or its Subsidiaries to take any action or inaction that would result in a breach by such Party or its Subsidiaries of any confidentiality, non-disclosure or similar arrangement or agreement to which it is a party;
(vi)    terms defined in the singular have a comparable meaning when used in the plural, and vice versa;
(vii)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(viii)    the terms “Dollars” and “$” mean U.S. dollars;
(ix)    the terms “day” and “days” mean calendar days if not used in connection with the term “Business Day,” which has the meaning set forth in Section 1.1; and
(x)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”
(b)    In the event of any inconsistency between this Agreement and any Schedule hereto, the terms of such Schedule shall prevail.
(c)    The headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(d)    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(e)    In this Agreement, any provision which applies “until” a specified date shall apply on such specified date, and shall cease to apply on the date immediately following such specified date.
ARTICLE II
SERVICES AND PROCEDURES
Section 2.1    Provision of Services.
(a)    In accordance with the terms contained in this Agreement (including the Schedules hereto):
(i)    the applicable AXA Provider shall provide or procure the provision of the Services described on Schedule A to or for the applicable AEH Recipient;
(ii)    the applicable AEH Provider shall provide or procure the provision of the Services described on Schedule B to or for the applicable AXA Recipient;
(iii)    the applicable AXA Provider shall provide the Services described on Schedule C to the applicable AEH Recipient;
(iv)    the applicable AEH Provider shall provide the Services described on Schedule D to the applicable AXA Recipient; and
(v)    the applicable Service Provider shall provide or procure the provision of the Services described on Schedule E to or for the applicable Service Recipient.
(b)    Each Service Provider shall, and shall cause its Subsidiaries to, cooperate with the respective Service Recipient and its Subsidiaries in all matters necessary for, or in connection with, the provision of Services under this Agreement and the related Schedules, it being understood that the foregoing obligation to cooperate does not include any obligation for a Party or its Subsidiaries to alter its or their respective business strategy or to incur any expense.
(c)    The provision of information pursuant to Sections 4.1, 4.2, 4.5, 4.6 and 4.7 of the Shareholder Agreement between AEH and AXA, dated as of May 4, 2018, does not constitute provision of Services pursuant to this Agreement.
Section 2.2    Omitted Services. In the event that a Service Recipient requests that a Service Provider provide or, in the case of Schedule A, Schedule B or, as applicable, Schedule E, procure the provision of any service that was provided or procured during the 12-month period immediately prior to the Effective Date and that is reasonably necessary for the Service Recipient to carry on its business in the same or similar form in which such business was conducted during the 12-month period immediately prior to the Effective Date, but is not listed on the Schedules hereto (each, an “Omitted Service”), the applicable Service Provider shall provide or procure the provision of such Omitted Service to or for such applicable Service Recipient on terms to be negotiated by the Parties in good faith. In the event that an Omitted Service is so identified and requested, the Parties will enter into a written amendment to this Agreement, amending the applicable Schedule to reflect such Omitted Service, and such Omitted Service shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment; provided that any Omitted Services must be identified and requested by a Service Recipient no later than one hundred twenty (120) days from the Effective Date and the Parties shall work together in good faith to complete a Project Card for such Omitted Service. The Parties agree that services covered by this Section 2.2 shall not include any one-time projects provided prior to the Effective Date that the Parties would not have reasonably expected to be provided in the future.
Section 2.3    Additional Services. At any time after the Effective Date and during the term of this Agreement, a Service Recipient may request that a Service Provider provide or procure the provision of additional services hereunder (each, an “Additional Service”) by providing written notice of such request, it being understood that the Service Provider that receives such request may, in its sole discretion, decline to provide or procure the provision of such requested Additional Service. In the event that a Service Provider agrees to provide or procure the provision of an Additional Service, the Parties will enter into a written amendment to this Agreement, amending the applicable Schedule to reflect such Additional Service, and such Additional Service shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment; provided that the Service Fee for any Additional Service so agreed shall be equal to the Service Provider’s costs for providing or procuring the provision of such Additional Service.
Section 2.4    Replacement Services. If any Party is (i) unable to, or unable to continue to, provide or, in the case of Schedule A, Schedule B or, as applicable, Schedule E, procure the provision of any Service for which it is identified as the Service Provider on the Schedules hereto for any reason outside such Party’s control or (ii) prevented from providing or procuring any Service by reason of Section 2.5(b), the Service Provider shall immediately notify the Service Recipient and shall use its, or shall cause its Subsidiaries to use their respective, commercially reasonable efforts and, to the extent applicable, negotiate in good faith, to promptly provide to, or, in the case of Schedule A, Schedule B or, as applicable, Schedule E, procure for, the applicable Service Recipient substantially equivalent services and support in accordance with the terms of this Agreement (such service and support, a “Replacement Service”).In the event that a Service Provider is required to provide or, in the case of Schedule A, Schedule B or, as applicable, Schedule E, procure a Replacement Service, the Parties will reasonably cooperate in good faith to revise the applicable Project Card pursuant to Section 2.12(a) and will enter into an amendment to this Agreement, amending the applicable Schedule to reflect such Replacement Service, and such Replacement Service shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment; provided, however, that the Service Fee is agreed upon in writing by the Parties.
Section 2.5    Standard of Performance; Scope of Service.
(a)    Except as explicitly set forth in any Schedule hereto, each Service Provider shall provide or procure the provision of the Services it has agreed to provide or procure hereunder (i) in good faith and with reasonable care, (ii) in a professional and workmanlike manner and (iii) in all material respects at least to the standard at which such Services were provided during the 12-month period immediately prior to the Effective Date, as applicable, in each case unless otherwise agreed to by the Parties in writing.
(b)    Notwithstanding anything to the contrary contained in this Agreement, no Service Provider shall be obligated to provide or procure the provision of, or cause any of its Subsidiaries to provide or procure the provision of, any Service to the extent the provision of such Service would violate (i) any agreement or license with a third party to which such Service Provider or any of its Subsidiaries is subject as of the Effective Date due to a change in the beneficial ownership of AEH or (ii) any Applicable Law. Each Service Provider shall use its commercially reasonable efforts and, to the extent applicable, negotiate in good faith, to make or obtain and maintain any approvals, agreements, permits, consents, waivers and licenses from any third parties that are necessary to permit any Party or its Subsidiaries to provide or procure the provision of the applicable Services under this Agreement; provided that any reasonable and documented out-of-pocket costs and expenses (if any) incurred by either Party in connection with obtaining such approvals, agreements, permits, consents, waivers and licenses shall be borne by the Service Recipient.
(c)    Subject to the terms of this Agreement, the Parties reserve the right, in their roles as Service Providers, to make reasonable changes to (i) the manner in which Services are provided, (ii) the location from which the Services are provided and (iii) the personnel involved in the provision of the Services, but in each case only the extent such changes do not result in a breach of the standard of performance set forth in this Section 2.5. Further, no Party shall be obligated to acquire or maintain the ownership of any specific additional equipment or software, but only to the extent the failure to do so does not result in a breach of the standard of performance set forth in this Section 2.5.
(d)    In the event that a Third-Party Contract underlying a Service expires during the term of this Agreement, the Party providing such Service and its Subsidiaries shall have no obligation to renew or renegotiate such Third-Party Contract.
Section 2.6    Third-Party Providers.
(a)    As specified in Section 2.1(a)(i), Section 2.1(a)(ii) and Section 2.1(a)(v), the applicable Service Providers shall provide or procure the provision of the Services described on Schedule A, Schedule B or, as applicable, Schedule E, respectively, each of which, as of the Effective Date, is provided by one or more third-party service providers (each, a “Third-Party Provider”); provided that each such Service Provider shall have the right to replace any Third-Party Provider listed on Schedule A, Schedule B or, as applicable, Schedule E with a different Third-Party Provider at any time in its sole discretion. For the avoidance of doubt, in the event of a material breach of the terms of this Agreement by a Service Provider as a result of the acts or omissions of a Third-Party Provider that cannot be cured, the Service Provider shall use its, or shall cause its Subsidiaries to use their respective, commercially reasonable efforts and, to the extent applicable, negotiate in good faith, to provide or procure a Replacement Service in accordance with Section 2.4.
(b)    Each Service Provider shall continue to manage its relationships with any Third-Party Provider with at least the same standard of care as if the Third-Party Provider were supporting such Service Provider’s own businesses and in no event less than a reasonable standard of care.
Section 2.7    Liability for Third-Party Providers.
(a)    If a Service Provider breaches this Agreement as a result of the acts or omissions of a Third-Party Provider, the Service Provider’s liability is subject to the Section 9.3 limitations and caps on liability.
(b)    Notwithstanding the limitations in Section 2.7(a), any amounts recovered by the Service Provider from a Third-Party Provider which are in relation to Losses incurred as a result of the acts or omissions of the Third-Party Provider shall be divided among the Service Provider and the Service Recipient in proportion to their Losses; provided, however, that any amounts paid over to the Service Recipient shall not exceed the amount of the Service Recipient’s Losses. For the avoidance of doubt: (i) any amounts paid over to the Service Recipient pursuant to this Section 2.7(b) are independent of and not to be part of any limitations or caps on the liability of the Parties as set forth in Section 9.3 and (ii) if the Service Provider’s commercially reasonable efforts to recover such amounts from a Third-Party Provider are unsuccessful, such a failure to recover any amounts is not a breach and is not a liability of the Service Provider.
(c)    Without prejudice to the Parties’ rights and obligations in relation to mitigation of losses at law or in equity, each Service Provider and Service Recipient shall use commercially reasonable efforts to mitigate the quantum of Losses and/or any other adverse consequences incurred or suffered by the Service Recipient as a result of the breach of a Third-Party Contract by a Third-Party Provider (to the extent a Party is aware of such breach).
Section 2.8    Change in Service. Any request for a change to a Service shall be submitted in writing by the requesting Party or its Subsidiaries to the other Party or its Subsidiaries describing the proposed change in reasonable detail. The Party or Subsidiary receiving such request shall respond to the request as soon as practicable and the Parties shall use commercially reasonable efforts to negotiate, for a period of up to thirty (30) days following the receiving Party or Subsidiary’s response, reasonably practicable terms for implementing such change, including any changes in fees, if applicable; provided that the applicable Party or Subsidiary receiving the request shall not have any obligation to agree to such request for a change to a Service.
Section 2.9    Service Provider’s Employees.
(a)    With respect to Services provided directly by a Service Provider to a Service Recipient (as opposed to Services provided by or through a Third-Party Provider), each Service Provider shall be responsible for selecting and supervising in good faith the Personnel who will perform any particular Service and performing all administrative support with respect to such Personnel. Each Service Provider shall be responsible for ensuring that the Personnel it selects to perform Services hereunder have all requisite licenses and qualifications required to render such Services.
(b)    No Party shall be obligated to (i) hire or cause any Service Provider to hire any additional employees, maintain the employment of any specific employee, or acquire additional equipment, software or other resources to provide the Services or (ii) retain, replace or increase the number of employees or Service Providers engaged in performing, or otherwise used in connection with the delivery of the Services; provided that in each case, failure to take the actions in clauses (i) and (ii) does not result in a breach of the standard of performance set forth in Section 2.5.
(c)    No provision of this Agreement is intended or shall be deemed to have the effect of placing the management or policies of any Service Recipient under the control or direction of any Service Provider, or vice versa, including the management of any Personnel of any Service Provider.
Section 2.10    Availability of Information and Records; Audit.
(a)    Subject to Article VIII and to Applicable Law, each Service Recipient shall, or shall cause its Subsidiaries to, and on a timely basis, (i) make available to the applicable Service Provider all information reasonably requested by such Service Provider to enable such Service Provider to provide any of the applicable Services and (ii) provide such Service Provider with reasonable access to the Service Recipient’s premises and systems to the extent necessary for purposes of providing the applicable Services, subject to the Service Provider’s compliance with all policies and procedures, and other reasonable requirements and instructions, communicated by the Service Recipient regarding such access.
(b)    Each Party shall maintain and retain Service Records as may be required by, and in compliance with, Applicable Law and the underlying contract in respect of the Service provided. Subject to Applicable Law, the requirements of a Third-Party Contract and the preservation of any evidentiary privilege, if applicable, for the longer of the period of time a Party is required to maintain or retain Service Records as provided by Applicable Law or the underlying contract or the period of time during which Services are provided and six (6) years following termination of such Services, each Service Provider or Service Recipient shall, or shall cause its Subsidiaries to, do the following as promptly as practicable but in no event more than thirty (30) days following receipt of a reasonable, written request by a Service Recipient or Service Provider, as applicable, or such shorter period as may be required by Applicable Law: (i) provide the requesting Party or its designee with access to all available Service Records relating to the provision of any Services to a Service Recipient or from a Service Provider, as applicable and (ii) respond to the requesting Party’s or its designee’s questions and requests for information regarding the provision of any Services to a Service Recipient or from a Service Provider, as applicable. Each Party’s obligations under this paragraph will survive the termination of this Agreement, if applicable.
(c)    Following termination of this Agreement, and subject to Section 8.1 of this Agreement, each Party shall have the right to retain an archival copy of any records received under Section 2.10(b) to the extent required by Applicable Law or by reasonable record retention policies of the Service Provider or for the purpose of responding to regulatory requests or intraparty claims or fulfilling its obligations under Section 2.10(b).
(d)    To the extent required by Applicable Law or a Governmental Authority, upon reasonable advance notice, a Service Recipient shall have the right to review and audit the applicable Service Provider’s compliance with this Agreement and the systems and procedures employed by such Service Provider in providing the Services. Any audit conducted pursuant to this Section 2.10(d) shall be conducted during normal business hours, shall employ reasonable procedures and methods as necessary and appropriate in the circumstances and shall not unreasonably interfere with the relevant Service Provider’s normal business operations. Each Service Provider shall use its commercially reasonable efforts to facilitate any audit conducted by a Service Recipient pursuant to this Section 2.10(d); provided that nothing shall require the applicable Service Provider or its Subsidiaries to provide any information or records to the extent (i) such provision would be prohibited by contract or Applicable Law or (ii) such information or records are legally privileged. In coordination with the Service Recipient, each applicable Service Provider shall use its commercially reasonable efforts to remedy in a commercially reasonable timeframe any material deficiencies determined by any audit conducted pursuant to this Section 2.10(d). The Service Provider shall certify in writing to the Service Recipient the corrective action(s) taken and provide such additional information reasonably requested by the Service Recipient regarding such deficiencies and remedies therefor. Each Party shall bear its own costs with respect to any audits conducted pursuant to this Section 2.10(d). Each Party’s obligations under this Section 2.10(d) will survive the termination of this Agreement; provided that the review and audit rights provided pursuant to this Section 2.10(d) are only available to the extent required by Applicable Law or a Governmental Authority.
(e)    Each Service Provider or Service Recipient shall, or shall cause its Subsidiaries to, as promptly as reasonably practicable but in no event more than thirty (30) days following receipt of a reasonable, written request by a Service Recipient or Service Provider, as applicable, or such shorter period as may be required by Applicable Law, (i) provide the requesting Party or its designee with access to all available Service Records, including information technology records, relating to the provision of any Service to a Service Recipient or from a Service Provider, as applicable, prior to the Effective Date and (ii) respond to the requesting Party’s or its designee’s questions and requests for information, including with respect to information technology matters, regarding the provision of any Service to a Service Recipient or from a Service Provider, as applicable, prior to the Effective Date, in each case to the extent such Service Records or information are in the applicable Service Provider’s or Service Recipient’s possession or can be reasonably obtained by such Service Provider or Service Recipient without undue burden or expense. Each Party’s obligations under this paragraph will survive the termination of this Agreement, if applicable.
Section 2.11    Disclaimer of Warranties. Except as otherwise set forth in this Agreement, (a) each Service Provider specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including any implied warranties of merchantability and fitness for a particular purpose, with respect to their respective Services, (b) each Service Provider makes no representations or warranties as to the quality, suitability or adequacy of the Services provided by the Service Provider or its Subsidiaries for any purpose or use and (c) no information or description concerning the Services, whether written or oral, shall in any way alter the Services to be provided under this Agreement, including the scope, level of service or other attributes with respect to any Service.
Section 2.12    Transition Support.
(a)    The Parties acknowledge that they have been working together to mutually agree upon a written project plan for each group of Services within a functional category identified on the Schedules hereto (each project plan, a “Project Card”). Each Project Card is intended to address (i) the actions the applicable Service Provider and Service Recipient shall take to operate independently of one another or otherwise replace or migrate away from the Services included in such functional category, (ii) any inter-dependence between the actions contained in any of the various Project Cards, (iii) timelines for the commencement and conclusion of the actions and separation activities described on the Project Card, including the start date, termination date and notice required for termination for each applicable Service, and (iv) any additional reasonable assistance any Party requires from the other in connection with completion of separation activities described on the Project Card. The Project Cards are not incorporated into or made part of this Agreement. The Parties agree to reasonably cooperate in good faith to revise the Project Cards as necessary based on changes in circumstances during the term of this Agreement. In the event that the Parties revise a Project Card in a manner that results in such Project Card contradicting the relevant Schedule hereto, the Parties will act in good faith consistent with the terms of this Agreement to consider whether an amendment to this Agreement is necessary or desirable. In the event an amendment is executed, it shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment.
(b)    Subject to any considerations with respect to the replacement of, or migration from, Services set forth in the Schedules, each Service Provider shall reasonably cooperate in good faith to facilitate each Service Recipient’s ability to operate independently of or otherwise replace or migrate away from each Service. Each Service Provider shall use commercially reasonable efforts to minimize (i) any disruption in connection with the receipt of Services, (ii) any quality degradation in connection with the Services and (iii) any cost to the applicable Service Recipient’s independent operation or replacement or migration away from each Service. No Service Provider shall be obligated to incur any out-of-pocket cost or expense in connection with any of the actions taken pursuant to this Section 2.12(b) unless otherwise agreed to by the Parties in writing.
Section 2.13    Exclusivity. This Agreement is not exclusive. Each Service Recipient shall be entitled to purchase the same or similar Services from any third party or may elect to internally provide any of the Services. In the event a Service Recipient elects to purchase the same or similar Services from a third party or elects to internally provide the Services, such Service Recipient shall notify the applicable Service Provider and terminate such Service pursuant to Section 4.2(b).
ARTICLE III
FEES AND PAYMENTS
Section 3.1    Fees for Services. In consideration for rendering the applicable Services pursuant to this Agreement and related Schedules, each Service Provider shall be entitled to receive a Service Fee as set forth on the applicable Schedule hereto. In the event that the applicable Service Provider or Service Recipient in good faith determines that the Service Fee for a Service needs to be revised in light of a material difference in the costs, including customary overhead allocation, actually incurred in providing the Service or any material changes anticipated as a result of changes in the scope of services or applicable requirements which the Service is intended to address, the Service Provider and Service Recipient will discuss in good faith whether an adjustment to such Service Fee is appropriate under the circumstances; provided, however, that no Party shall be obligated to agree to revisions to the Service Fee. In the event that the relevant Parties agree to an adjustment to the Service Fee, such Parties will enter into an amendment to this Agreement, amending the applicable Schedule to reflect such adjusted Service Fee, and such adjusted Service Fee shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment.
Section 3.2    Third-Party Costs. Without limiting the foregoing, unless otherwise set forth or reflected in the Schedules, each Service Recipient shall pay, or reimburse the applicable Service Provider for its payment of, all fees, costs and other expenses (including sales and service taxes), and any increases thereto, payable to a Third-Party Provider in connection with a Service provided to or, in the case of Schedule A, Schedule B or, as applicable, Schedule E, procured for such Service Recipient by the Service Provider.
Section 3.3    Billing Statements. Subject to Section 3.4, within ten (10) days following the end of each Service Period, the Service Provider shall provide to the Service Recipient an invoice (the “Billing Statement”) setting forth the Service Fees payable by the Service Recipient to the Service Provider relating to expenses incurred in the immediately preceding Service Period. The Service Recipient shall remit the amount set forth on the Billing Statement within sixty (60) days of receipt thereof unless another time period is specified in the applicable Schedule hereto; provided that the Service Recipient shall not be required to pay the portion of any Billing Statement that is in dispute pursuant to Section 3.5 of this Agreement. For the avoidance of doubt, the Service Recipient shall be required to pay any undisputed portion of any Billing Statement within sixty (60) days of receipt of the Billing Statement. In the event of a quarterly, annual or longer Service Period, the Service Provider shall provide the Service Recipient with interim invoices setting forth to-date Service Fees as and to the extent agreed between such Parties.
Section 3.4    Direct Payments to Third-Party Providers. Where the Schedules hereto require the Service Recipient to pay a Service Fee directly to a Third-Party Provider, such Service Recipient shall be solely responsible for making such payment and the Service Provider shall not include such Service Fee on a Billing Statement unless the Service Fee was mistakenly billed to, and paid by, the Service Provider, in which case the Service Fee will be included on a Billing Statement pursuant to Section 3.3.
Section 3.5    Disputes Over Billing Statements or Direct Payments.
(a)    The Service Recipient may contest any portion of a Billing Statement in good faith by giving written notice to the Service Provider of such Dispute on or prior to the applicable payment due date. As soon as reasonably practicable after receipt of any request from the Service Recipient, the Service Provider shall provide the Service Recipient with data and documentation supporting the calculations for any amounts included in the Billing Statement contested by the Service Recipient for purposes of verifying the accuracy of such calculation and such further documentation and information relating to the calculations of such Billing Statement as the Service Recipient may reasonably request. If the Service Provider and Service Recipient cannot resolve a Dispute over a Billing Statement, such Dispute shall be resolved pursuant to Article V and Section 9.1 of this Agreement. In the event such Dispute is resolved, the Service Recipient shall pay any outstanding and required amounts to the Service Provider within ten (10) days after the date such resolution occurs.
(b)    Where the Schedules hereto require the Service Recipient to pay a Service Fee directly to a Third-Party Provider, to the extent permitted under the Third-Party Contract, such Service Recipient shall resolve any dispute over a payment directly with the Third-Party Provider. The Service Provider shall reasonably cooperate in good faith to assist the Service Recipient in resolving any such dispute.
Section 3.6    Taxes.
(a)    Notwithstanding anything in this Agreement to the contrary, the Parties’ respective responsibilities for Taxes arising under or in connection with this Agreement shall be as set forth in this Section 3.6.
(b)    Each Party shall be responsible for:
(i)    any personal property Taxes on property it uses, regardless of whether such property is owned or leased;
(ii)    franchise and privilege Taxes on its business;
(iii)    Taxes based on its net income or gross receipts; and
(iv)    Taxes based on the employment or wages of its employees, including Federal Insurance Contributions Act Taxes, Medicare, unemployment, worker’s compensation and other similar Taxes.
(c)    Each Service Provider shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes payable by such Service Provider on the goods or services used or consumed by such Service Provider in providing the Services.
(d)    Each Service Recipient shall be responsible for any sales, use, excise, value-added, services, consumption and other Taxes that are assessed on the provision of the particular Service to such Service Recipient, to the extent the Service Provider is not responsible for such Taxes pursuant to Section 3.6(c).
(e)    Each Service Recipient will make all payments to the Service Provider under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment. Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Service Recipient to the appropriate Governmental Authority, and the Service Recipient will furnish the Service Provider with proof of payment of such Tax. If a Service Recipient is required under Applicable Law to withhold any Tax from any payment made pursuant to this Agreement, the Service Recipient will pay such additional amounts as may be necessary in order that the Service Provider receives the full amount due hereunder as if there was no withholding Tax, except to the extent that the amount so withheld is attributable to the Service Provider’s failure to comply with the Service Recipient’s reasonable request to deliver properly completed and executed documentation contemplated by Section 3.6(f).
(f)    The Parties shall cooperate with one another in good faith to determine and to minimize the Taxes described in Section 3.6(c) to Section 3.6(e) of this Agreement, including by providing reasonable documentation evidencing any available exemption from, or reduction of, any such Taxes.
ARTICLE IV
TERM AND TERMINATION
Section 4.1    Term.
(a)    Each Service will be provided for the duration of the applicable Transition Period and will lapse automatically thereafter or at the time such Service is terminated prior to the expiration of the Transition Period in accordance with Section 4.2(a) or Section 4.2(b); provided that if a Third-Party Contract underlying a Service is renewed or extended on or prior to the date that is one (1) month following the expiration of the Transition Period, the Transition Period for such Service shall be automatically extended until the earlier of (i) the termination date of the renewed or extended Third-Party Contract, (ii) the date on which the Third-Party Provider is no longer contractually required to provide the Service to or for the Service Recipient pursuant to a divestiture clause or similar provision (if any) in the renewed or extended Third Party Contract and (iii) the date on which the applicable Service or the Agreement is terminated pursuant to Section 4.2 hereof.
(b)    In the case of a Service provided to or procured for a Service Recipient by a Service Provider pursuant to an underlying contract which prohibits the Service Provider or a Third-Party Provider from continuing to provide or procure such Service following a specified event or date such that termination will be required, the applicable Service Provider shall use commercially reasonable efforts to provide such Service Recipient with written notice of termination at least sixty (60) days prior to any such termination.
(c)    This Agreement shall terminate on the last date on which either Party is obligated to provide or procure any Service to or for the other Party in accordance with the terms of this Agreement and the Schedules; provided that if the Effective Date does not occur by December 31, 2018, this Agreement shall automatically terminate.
Section 4.2    Termination.
(a)    This Agreement may be terminated prior to the end of the term set forth in Section 4.1:
(i)    Solely with respect to an individual Service, by any Party immediately upon the material breach of this Agreement related to such Service by the other or a Subsidiary of the other if such material breach is not cured within thirty (30) days after written notice thereof to the Party that is in material breach (or whose Subsidiary is in material breach);
(ii)    By any Party if required by Applicable Law or Governmental Authority having jurisdiction over such Party;
(iii)    By any Party immediately in the event the other Party (a) becomes insolvent, (b) is generally unable to pay, or fails to pay, its debts as they become due, (c) files, or has filed against it, a petition for voluntary or involuntary bankruptcy under any state, federal or foreign bankruptcy or insolvency law which is not dismissed within sixty (60) days thereafter, (d) makes or seeks to make a general assignment for the benefit of its creditors, or (e) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business; or
(iv)    Upon the mutual written agreement of the Parties.
(b)    Except as otherwise specified in the Schedule for any particular Service, and subject to Section 4.2(c), any particular Service (including any Omitted Service, Additional Service or Replacement Service) provided pursuant to this Agreement may be terminated prior to the end of the applicable Transition Period by the Service Recipient, as long as the Service Recipient provides the Service Provider written notice of such termination at least one hundred and eighty (180) days prior to any such termination, or such other written notice as set forth in the Schedules for such particular Service. In the event of termination of a particular Service under this Section 4.1(b), the applicable Service Recipient shall only be responsible for the portion of the Service Fee that covers the portion of the Service provided or procured by the Service Provider through the effective date of the termination of such Service .
(c)    If the Service Recipient elects to terminate any particular Service pursuant to Section 4.2(b), and the Service Provider reasonably determines and provides the Service Recipient with written notice prior to the termination of such Service that such termination will adversely affect the ability of any Service Provider to provide any other Service or portion of any other Service in any material respect, the Parties shall negotiate in good faith to amend the applicable Schedule relating to such affected continuing Service. If the Parties enter into an amendment to this Agreement, amending the applicable Schedule to reflect the affected Service, including any adjustments to the Service Fee, such amendment shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment. The applicable Service Provider and Service Recipient agree to each use their commercially reasonable efforts to minimize the impact of the termination of any Service on the remainder of this Agreement.
Section 4.3    Transition Support Following Termination. Following the termination or expiry of any particular Service, each Service Provider shall provide (or cause to be provided) to the relevant Service Recipient upon such Service Recipient’s request, at such Service Recipient’s sole cost and expense, any reasonable cooperation and assistance reasonably requested by the Service Recipient for the transition from Services to replacement services, whether such replacement services are to be provided by the Service Recipient or any other person, including without limitation allocating and providing commercially reasonable access to appropriate personnel and making available (or having made available) on a timely basis to such Service Recipient all non-privileged and non-confidential information and materials reasonably requested by the Services Recipient about the applicable Services and the information technology systems used in connection with the provision of such Services.
Section 4.4    Extension of Transition Period. In connection with the termination of any Service, if the Service Recipient reasonably determines that it will require such Service to continue beyond the applicable Transition Period, the Service Recipient may request that the Service Provider extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service by written notice to the Service Provider no less than thirty (30) days prior to the date of such scheduled termination, and the Service Provider shall consider any such request in good faith; provided, however, that no Service Provider shall be obligated to agree to any Service Extension, including because, after good faith negotiations between the applicable Service Provider and the Service Recipient, the applicable Service Provider and Service Recipient fail to reach an agreement with respect to the terms thereof; provided, further, that the Service Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Service Provider using commercially reasonable efforts; provided, further, that in no event shall a Service be extended pursuant to this Section 4.4 if the Third-Party Provider or Service Provider is no longer contractually permitted to provide such Service pursuant to the terms of the underlying contract governing the provision of the Service. In the event that a Service Provider agrees to provide a Service Extension, the Parties will reasonably cooperate in good faith to revise the applicable Project Card pursuant to Section 2.12(a) and will enter into an amendment to this Agreement, amending the applicable Schedule to reflect such Service Extension, including any adjustments to the Service Fee during the proposed extension, and such Service Extension shall be deemed to be part of this Agreement and the Services from and after the effective date of such amendment.
Section 4.5    Effect of Termination.
(a)    In the event of the termination of this Agreement as provided in this Article IV, this Agreement shall forthwith become void and have no further effect, except that Section 2.10(b), Section 2.10(d), Section 2.10(e), this Section 4.5, Section 7.1 and Section 7.3 and Article VI (to the extent provided in Section 6.3(f)), Section 8.1, Article IX and Article X shall survive the termination of this Agreement. Upon the termination of this Agreement, each Service Provider shall have no further obligation to provide, or cause to be provided, any of the Services, and each Service Recipient shall promptly pay all costs, expenses and fees in respect of Services provided prior to the termination of this Agreement (which costs shall be pro-rated where necessary). The termination of this Agreement will not terminate, affect or impair any rights, obligations, or liabilities of any Party that have accrued prior to the effective date of such termination or which under the terms of this Agreement continue after termination.
(b)    Upon the termination or expiration of any Service pursuant to this Agreement, the Service Provider shall have no further obligation to provide, or cause to be provided, such Service, and the Service Recipient shall promptly pay all costs, expenses and fees properly due in respect of such Service prior to the termination of this Agreement (which costs shall be pro-rated where necessary). The termination or expiration of any Service will not terminate, affect or impair any rights, obligations, or liabilities of any Party that have accrued prior to the effective date of such termination or which under the terms of this Agreement continue after termination.
ARTICLE V
GOVERNANCE
Section 5.1    Transition Working Groups.
(a)    For each of (i) the group of Services listed on the Schedules hereto as being in the functional category of “Information Technology” and (ii) the group of Services listed on the Schedules hereto as being in a functional category other than “Information Technology”, AXA and AEH have established a joint transition working group (each, a “Transition Working Group”), which is comprised of at least (a) one (1) project leader from AXA, who shall have authority to act on the AXA Group’s behalf with respect to the relevant Services (the “AXA Project Leader”) and (b) one (1) project leader from AEH, who shall have authority to act on the AEH Group’s behalf with respect to the relevant Services (the “AEH Project Leader,” and together with the AXA Project Leader, the “Project Leaders”). The Project Leaders may appoint additional employees of AXA, AEH or their respective Subsidiaries with specific knowledge of and familiarity with the requirements of the Services to the applicable Transition Working Group.
(b)    Each Transition Working Group’s primary responsibilities include:
(i)    monitoring and coordinating the provision and receipt of the relevant Services;
(ii)    managing any issues arising from the relevant Services, including, but not limited to, using its commercially reasonable efforts to resolve Disputes with respect to the relevant Services, including Disputes involving invoices and the provision of Replacement Services, Additional Services or Omitted Services (if any); and
(iii)    overseeing the Parties’ progress in transferring from the relevant Services, including, but not limited to, ensuring that the applicable Service Providers and Service Recipients are taking the actions described on the Project Card and achieving key milestones in order to operate independently of one another or otherwise replace or migrate away from the relevant Services by the end of the Transition Period.
(c)    Each Transition Working Group will meet in person or through teleconference no less than twice per month during the Transition Period of the Service to discuss any matters relating to the Services for which it is responsible.
(d)    Each of AXA and AEH shall have the right at any time to replace its Project Leader by advising the other Party in writing (including by email) of such replacement.
Section 5.2    Separation Committees.
(a)    AXA and AEH will establish a separation committee (“Separation Committee”), which shall comprise (i) one (1) transition head from AXA who shall have authority to act on AXA’s behalf with respect to this Agreement and (ii) one (1) transition head from AEH, who shall have authority to act on AEH’s behalf with respect to this Agreement.
(b)    To the extent the Transition Working Group is unable to agree on a course of action with respect to a decision or Dispute arising under a Service, the Transition Working Group shall notify the Separation Committee in writing (including by email), and the Separation Committee will meet, in person or through teleconference, to take up such decision or Dispute; provided that the Separation Committee shall, as promptly as practicable but in no event later than ten (10) Business Days after receiving notice from the Transition Working Group, convene a meeting after receiving written notice (including by email) from a Transition Working Group that a decision or resolution of a Dispute is needed with respect to a Service. The Separation Committee shall use its commercially reasonable efforts to make such required decision or resolve such Dispute. To the extent the Separation Committee deems it appropriate, the Separation Committee may consult with and consider input from the applicable Transition Working Group in coming to any decision or resolving any Dispute with respect to a Service.
(c)    Each of AXA and AEH shall have the right at any time to replace its transition head on the Separation Committee by advising the other Party in writing (including by email) of such replacement.
Section 5.3    Steering Committee.
(a)    AXA and AEH will establish a steering committee (“Steering Committee”), which shall comprise (i) one (1) member of executive management with decision-making authority from AXA and (ii) one (1) member of executive management with decision-making authority from AEH.
(b)    To the extent the Separation Committee is unable to agree on a course of action with respect to a decision or Dispute arising under a Service, the Separation Committee shall notify the Steering Committee in writing (including by email) (such notice, a “Notice of Dispute”) and the Steering Committee will meet, in person or through teleconference, to address such decision or Dispute; provided that the Steering Committee shall, as promptly as practicable but in no event later than five (5) Business Days after receiving notice from the Separation Committee, convene a meeting after receiving written notice (including by email) from the Separation Committee that a decision is needed with respect to a Service. The Steering Committee shall use its commercially reasonable efforts to make such required decision or resolve such Dispute by unanimous agreement. To the extent the Steering Committee deems it appropriate, the Steering Committee may consult with and consider input from the Separation Committee and the applicable Transition Working Group in coming to any decision or resolving any Dispute with respect to a Service.
(c)    Each AXA and AEH shall have the right at any time, and from time to time, to replace its executive management member of the Steering Committee by advising the other Parties in writing (including by email) of such replacement.
ARTICLE VI
INDEMNIFICATION
Section 6.1    Indemnity. Subject to the exclusions from liability in Section 9.3(a), the Service Provider and the Service Recipient agree to indemnify and hold harmless the other and their respective Subsidiaries, and each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Indemnitees”), from and against any and all Losses of the Indemnitees relating to, arising out of or resulting from any breach by a Party or its Subsidiaries, of this Agreement or the Schedules, to the extent caused by, resulting from or arising out of or in connection with the other Party’s or any of its Subsidiaries’ infringement, misappropriation or violation of Intellectual Property of a third party in connection with the provision or receipt of Services under this Agreement; provided that the Service Provider shall have no liability under this Section 6.1 with respect to any infringement, misappropriation or violation of Intellectual Property of a third party to the extent such claim is based upon or related to (i) Services that have been modified by the Service Recipient (to the extent such claim is based on the modification), (ii) use of the Services in conjunction or combination with any software, data or other materials not provided by the Service Provider of the Services and (iii) use of the Services in a manner or for any purpose other than as directed by the Service Provider or as expressly permitted by this Agreement.
Section 6.2    Procedure for Indemnification of Third-Party Claims.
(a)    Notice of Claim. If, at or following the Effective Date, any Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which another Party (an “Indemnifying Party”) may be obligated to provide indemnification to such Indemnitee pursuant to Section 6.1, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) of becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.2(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice.
(b)    Control of Defense. An Indemnifying Party may elect to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third- Party Claim. Within twenty (20) days after the receipt of notice from an Indemnitee in accordance with Section 6.2(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to monitor and participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee, except that the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee (i) for any period during which the Indemnifying Party has not assumed the defense of such Third-Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third-Party Claim in accordance with Section 6.2(a) and (ii) if a conflict exists between the positions of the Indemnifying Party and the Indemnitee, as reasonably determined in good faith by the Indemnitee, and the Indemnitee believes it is in the Indemnitee’s best interest to obtain independent counsel. The Party controlling the defense of any Third-Party Claim shall keep the non-controlling Party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling Party with respect thereto.
(c)    If an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in Section 6.2(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.
(d)    If an Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitee shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and that releases the Indemnitee completely in connection with such Third-Party Claim; provided that Indemnitee shall not be required to admit any fault.
(e)    No Indemnifying Party shall consent to an entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.
(f)    Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent which shall not be unreasonably withheld.
Section 6.3    Additional Matters.
(a)    Notice of Direct Claims. Any claim on account of a Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party as soon as practicable but in any event within twenty (20) days after becoming aware of such claim; provided that the failure of any Indemnitee to give notice as provided in this Section 6.3(a) shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice and then only to the extent of such prejudice. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.
(b)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
(c)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, or add the Indemnifying Party as an additional named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 6.2 and this Section 6.3, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement other than costs arising as a result of the negligence of the defendant.
(d)    Good Faith. Subject to the other provisions of this Article VI, each Indemnitee shall act in good faith, and will make the same decisions in the use of personnel and the incurring of expenses as it would make if it were engaged and acting entirely at its own cost and for its own account regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.
(e)    Duty to Mitigate. Each Indemnitee shall use its commercially reasonable efforts to mitigate any Loss that is subject to indemnification pursuant to the provisions of Section 6.1. In the event an Indemnitee fails to so mitigate a Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnitee made such efforts.
(f)    Survival. Notwithstanding anything to the contrary herein, each Party’s obligations under this Article VI with respect to a particular Service will survive the termination of such Service for a period of one (1) year following such termination.
Section 6.4    Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VI, by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification under this Agreement, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnitee. In any event, the Indemnifying Party shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Party is liable under this Agreement no later than three (3) Business Days or any longer period of time mutually agreed to by the relevant Parties in writing following any Final Determination of any dispute with respect to such Loss finding the Indemnifying Party’s liability therefor. All payments made pursuant to this Article VI shall be made in U.S. dollars.
ARTICLE VII
INTELLECTUAL PROPERTY
Section 7.1    Ownership of Intellectual Property. Ownership of any Intellectual Property developed or generated after the Execution Date by or on behalf of any Party in connection with any Service shall vest in the developing or generating Party other than (a) Intellectual Property constituting an improvement or derivative work of a Party’s pre-existing or independently developed Intellectual Property, which shall be owned by such Party, (b) Intellectual Property constituting an improvement or derivative work of third-party Intellectual Property licensed to a Party, which shall be owned as specified in the applicable contract between such Party and such third party, (c) any Intellectual Property owned by a third party pursuant to an underlying contract with respect to a Service, which shall be owned as specified in the applicable contract between the relevant Party and such third party, (d) Intellectual Property developed as a Service, where such development and Intellectual Property to be developed is expressly described as part of such Service, which shall be owned by the applicable Service Recipient and (e) any Trademarks based on, derived from or that incorporate any Trademarks licensed to AEH, which Trademarks will be owned by AXA. Each of AXA and AEH agrees to assign, and hereby assigns, all of its right, title and interest in any such Intellectual Property developed or generated after the Execution Date by or on behalf of AXA, AEH or their respective Subsidiaries, as applicable, in accordance with the terms of this Section 7.1.
Section 7.2    Licensing of Intellectual Property.
(a)    To the extent that, in connection with its provision of any Service, any Service Provider provides any Service Recipient with access to any Technology the receipt of which would, in the absence of a license from the Service Provider, infringe or misappropriate any Intellectual Property (excluding Trademarks) owned and licensable by the Service Provider (collectively, “Service Provider IP”), then the Service Provider hereby grants to the applicable Service Recipient, during the term of this Agreement, a non-exclusive, revocable, personal, non‑transferable, royalty-free, fully paid-up license, under such Service Provider IP, solely to the extent necessary for the applicable Service Recipient to receive such Services in accordance with this Agreement, which license may be sublicensed solely to the extent needed for such Service Recipient to receive such Services.
(b)    To the extent that, in connection with the provision of any Service, any Service Recipient provides any Service Provider with access to any Technology the receipt of which would, in the absence of a license from the Service Recipient, infringe or misappropriate any Intellectual Property (excluding Trademarks) owned and licensable by the Service Recipient (collectively, “Service Recipient IP”), then the Service Recipient hereby grants to the applicable Service Provider, during the term of this Agreement, a non-exclusive, revocable, personal, non‑transferable, royalty-free, fully paid-up license, under such Service Recipient IP, solely to the extent necessary for the applicable Service Provider to provide such Services in accordance with this Agreement, which license may be sublicensed solely to the extent needed for such Service Provider to provide such Service.
(c)    To the extent that, in connection with its provision of any Service, any Service Provider provides any Service Recipient with access to any Technology the Intellectual Property rights in which are not owned by such Service Provider but which are licensed by a third party to such Service Provider with a right of such Service Provider to grant a sublicense as set forth herein (“Third-Party Provider IP”), such Service Provider hereby grants to such Service Recipient, during the term of this Agreement, a non-exclusive, revocable, personal, non‑transferable, royalty-free, fully paid-up sublicense, under such Third-Party Provider IP, to use such Technology, and to further sublicense, solely to the extent such grant would not breach or otherwise violate any agreement between such Service Provider with any third party and solely to the extent necessary for such Service Recipient to receive such Services in accordance with this Agreement; provided that such Service Recipient’s access to, use of and rights for such Third-Party Provider IP shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Third-Party Provider IP, which terms and conditions will be provided to the applicable Service Recipient by the applicable Service Provider to the extent permitted by such terms and conditions.
(d)    To the extent that, in connection with its provision of any Service, any Service Recipient provides any Service Provider with access to any Technology the Intellectual Property rights in which are not owned by such Service Recipient but which are licensed by a third party to such Service Recipient with a right of such Service Recipient to grant a sublicense as set forth herein (“Third-Party Recipient IP”), such Service Recipient hereby grants to such Service Provider, during the term of this Agreement, a non-exclusive, revocable, personal, non-transferable, royalty-free, fully paid-up sublicense, under such Third-Party Recipient IP, to use such Technology, and to further sublicense, solely to the extent such grant would not breach or otherwise violate any agreement between such Service Recipient with any third party and solely to the extent necessary for such Service Provider to provide such Services in accordance with this Agreement; provided that such Service Provider’s access to, use of and rights for such Third-Party Recipient IP shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Third-Party Recipient IP, which terms and conditions will be provided to the applicable Service Provider by the applicable Service Recipient to the extent permitted by such terms and conditions.
(e)    Upon the termination or expiration of any Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property granted hereunder in connection with such Service will automatically terminate (except to the extent such license or sublicense also applies to one or more Services that has not terminated or expired); provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement for any reason.
Section 7.3    Ownership of Data. Any and all data, documents and other records originally provided by or on behalf of any Party or any of such Party’s Subsidiaries (collectively, the “Providing Party”) to another Party or any of its Subsidiaries (collectively, the “Obtaining Party”) in connection with the provision of the Services shall be and remain the exclusive property of such Providing Party. The Providing Party may at any time request that the Obtaining Party (a) deliver such data, documents and records in the format provided by the Providing Party, together with information codes and tools necessary to reasonably process such data and records; and (b) delete and otherwise destroy such Providing Party data, documents and other records permanently, except to the extent the Obtaining Party is required by Applicable Law or its internal document retention policies to retain a copy for its records or to the extent any such data, documents and other records are included in internal board, board committee or senior executive meeting papers; provided, however, that in the case of data, documents or other records provided by a Service Recipient to a Service Provider, upon such deletion or destruction, the Service Provider shall not be obligated to continue to provide any Service to the extent the use of the data, documents and/or other records the Service Recipient requested to be deleted or destroyed is necessary to provide such Service. Notwithstanding anything to the contrary in this paragraph, the Obtaining Party may retain copies of any and all data, documents and/or other records to the extent that it forms part of the Obtaining Party’s permanent archival back-up media; provided, however, that any such data, documents and/or other records retained pursuant to this sentence shall be subject to confidentiality obligations set forth in Article VIII of this Agreement.
ARTICLE VIII
CONFIDENTIALITY; SYSTEMS SECURITY
Section 8.1    Confidentiality.
(a)    Subject to Section 8.1(c), from and after the Effective Date, each Party that receives or obtains Confidential Information, or whose Subsidiaries receive or obtain Confidential Information (collectively, the “Receiving Party”), from another Party or any of its Subsidiaries (collectively, the “Disclosing Party”) as a result of the transactions and Services contemplated by this Agreement shall treat such Confidential Information as confidential, shall use such Confidential Information only for the purposes of performing or giving effect to this Agreement, shall not disclose or use any such Confidential Information except as provided herein and shall take reasonably necessary steps designed to ensure that its directors, officers, employees, agents and representatives do not disclose or use any such Confidential Information except as provided herein.
(b)    Each Service Provider shall have the right to disclose Confidential Information to any Third-Party Provider to the extent reasonably required for such Service Provider to provide or procure the Services in the manner required by this Agreement; provided that such disclosure shall be made under confidentiality terms and conditions that are no less stringent than the provisions of this Section 8.1.
(c)    Section 8.1(a) shall not prohibit the disclosure or use of any Confidential Information if and to the extent:
(i)    the disclosure or use is required by Applicable Law or for the purpose of any judicial or administrative proceedings (provided that to the extent practicable and permitted by Applicable Law, prior to such disclosure or use, the Receiving Party shall (a) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed (unless the provision of such notice is not permissible under Applicable Law) and (b) reasonably cooperate in obtaining a protective order covering, or confidential treatment for, such Confidential Information);
(ii)    the disclosure is to any Governmental Authority having jurisdiction over the Receiving Party in connection with supervisory discussions with, and examinations by, such Governmental Authority;
(iii)    the Confidential Information is or becomes generally available to the public (other than as a result of an unauthorized disclosure, whether direct or indirect, by the Receiving Party); provided that there is written evidence of the public availability of such Confidential Information;
(iv)    the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided that such sources are not known by the Receiving Party to be subject to another confidentiality obligation; and provided, further, that there is evidence in the Receiving Party’s written records of the source of such Confidential Information); or
(v)    the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval.
(d)    Each Party’s Confidential Information shall remain the property of that Party. Each Party shall use at least the same degree of care, but in any event no less than a reasonable degree of care, to prevent disclosing to third parties the Confidential Information of any other Party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature.
(e)    Upon the termination of this Agreement, the Receiving Party agrees to return all such Confidential Information in its possession, custody and control. In lieu of returning such information, the Receiving Party may, at its election, provide the Disclosing Party with a written certification that any and all Confidential Information disclosed under this Agreement has been destroyed or otherwise rendered inaccessible, unreadable or unavailable.
Section 8.2    Systems Security and Breach Notification.
(a)    If any Party or any of its respective Subsidiaries has or is given access to the computer system(s), facilities, networks (including voice or data networks) or software (collectively, “Systems” and such Party, together with its Subsidiaries, the “Accessing Party”) used by another Party or any of such other Party’s Subsidiaries (such other Party and its Subsidiaries, the “Granting Party”) in connection with the provision of the Services, the Accessing Party shall comply with the Granting Party’s written information security standards (including any policies, procedures, requirements and instructions) as they exist at the time the Accessing Party is accessing the Systems, which shall be provided by the Granting Party upon execution of this Agreement and prior to the Accessing Party being granted access to the Granting Party’s Systems, with the Granting Party to timely provide the Accessing Party with any material updates to such standards.
(b)    The Accessing Party will not tamper with, compromise or circumvent any security or audit measures employed by the Granting Party. The Accessing Party shall take reasonable measures designed to ensure that (i) it permits only those of its personnel who are specifically authorized by the Granting Party to access the Granting Party’s Systems and (ii) its personnel are prohibited from permitting or causing the unauthorized destruction, alteration or loss of information contained therein. In addition, a material failure to comply with the Granting Party’s security standards shall be a breach of this Agreement, and the Parties shall work together to rectify any such failure to comply with the Granting Party’s security standards. If any breach of the Granting Party’s security standards is not rectified within a reasonable time frame to be promptly agreed upon by the parties in the circumstances of the breach, then the Granting Party shall be entitled to immediately terminate the Services to which the breach relates or, if it relates to all the Services that the Granting Party receives or provides, as applicable, the non-breaching Party shall be entitled to immediately terminate the Agreement in its entirety.
(c)    The Accessing Party represents, warrants and covenants to the Granting Party that it shall take measures reasonably designed to ensure that all software code, any related deliverables and any data or information input into any Systems in connection with the Services does not and will not contain any program, routine, device, code, instructions (including any code or instructions provided by third parties) or other undisclosed feature, including a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, spyware, ransomware, bug, error, defect or trap door, that is capable of (or has the effect of allowing any untrusted party to be capable of) accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming the Services or any of the Granting Party’s Systems, data or other electronically stored information (collectively, “Disabling Procedures”).
(d)    Notwithstanding any other limitations in this Agreement, each Accessing Party agrees to notify the applicable Granting Party immediately upon discovery of any Disabling Procedures that are or reasonably suspected to be included in the Services or related deliverables, and if Disabling Procedures are discovered or reasonably suspected to be present therein, the Accessing Party shall immediately take all actions reasonably necessary, at its own expense, to identify and eradicate (or equip the other Party to identify and eradicate) such Disabling Procedures and carry out any recovery necessary to remedy any adverse impact of such Disabling Procedures.
(e)    In the event the Receiving Party has access to, control over, or custody of the Disclosing Party’s Personally Identifiable Information, the following terms shall apply:
(i)    The Receiving Party represents and warrants that it shall take measures reasonably designed to ensure that its collection, access, use, storage, disposal and disclosure of Personally Identifiable Information complies with all applicable Privacy Laws.
(ii)    The Receiving Party shall establish and maintain for the duration of this Agreement or the duration of its access to Personally Identifiable Information (whichever occurs later), policies and procedures consistent with reasonable practice within the insurance industry and reasonably designed to be compliant with all applicable Privacy Laws to protect Personally Identifiable Information. Such policies and procedures shall include administrative, technical and physical safeguards that are commensurate with the scope of the services and/or the sensitivity of Personally Identifiable Information shared by the Disclosing Party under this Agreement. In addition, the Receiving Party’s policies shall be reasonably designed to protect against any anticipated threats or hazards to the security or integrity of such Personally Identifiable Information, protect against unauthorized access to or use of Personally Identifiable Information that could result in substantial harm or inconvenience to the Disclosing Party and ensure the proper disposal of Personally Identifiable Information.
(f)    Subject to any applicable Privacy Laws, the Receiving Party shall notify the Disclosing Party within two (2) Business Days of confirmation of the occurrence of any incident that compromises the security, confidentiality, availability or integrity of the Disclosing Party’s Confidential Information or Personally Identifiable Information where such Confidential Information or Personally Identifiable Information is controlled by or located within the paper or physical files, networks, drives, cloud based solutions or other storage media or mechanism of the Receiving Party (a “Security Breach”). Upon confirming the occurrence of any Security Breach, the Receiving Party will promptly and at its sole expense investigate and remediate such Security Breach, and provide written updates and information regarding said investigation and remediation to the Disclosing Party on a timely and regular basis, including information sufficient to permit the Disclosing Party to understand the type of information involved, the mechanism through which the security, confidentiality and integrity of the Disclosing Party’s information was comprised and to determine whether notice to any affected individuals, corporations or groups is required by law. The Parties further agree to coordinate in good faith on developing the content of any public statements related to the Security Breach, and on the content of any notice required to be given to affected individuals or law enforcement or regulatory agencies under one or more Privacy Laws.
(g)    If at any time the Granting Party determines that any personnel of the Accessing Party has sought to circumvent or has circumvented the Granting Party’s security standards or other security or audit measures or that any personnel of the Accessing Party has permitted or caused an unauthorized person to access or have access to the Granting Party’s Systems, including by engaging in activities that may lead to a Security Breach, the Granting Party may immediately terminate any such person’s access to the Systems and, if such person’s access is terminated, shall immediately notify the Accessing Party.
(h)    The Receiving Party agrees to permit the Disclosing Party and its appropriate regulatory auditors to audit the Receiving Party’s compliance with this Section 8.2 during regular business hours upon reasonable written notice to the Receiving Party; provided that any audit by the Disclosing Party shall employ reasonable procedures and methods as necessary and appropriate in the circumstances and shall not unreasonably interfere with the Receiving Party’s normal business operations.
ARTICLE IX
DISPUTE RESOLUTION; LIMITATION OF LIABILITY
Section 9.1    Resolution Procedure.
(a)    The resolution of any Dispute that arises between or among the Parties shall be resolved pursuant to the governance structure provided in Article V hereof; provided that to the extent the Steering Committee is unable to resolve a Dispute within thirty (30) days of receiving a Notice of Dispute, the dispute resolution process shall proceed as provided in Section 9.2.
(b)    Notwithstanding anything else contained herein, any Party shall have the right to commence arbitration at any time after the expiration of thirty (30) days after service of the Notice of Dispute under Section 5.3(b). Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.
Section 9.2    Arbitration. Any Dispute referred to arbitration shall be finally resolved according to the following rules of arbitration:
(a)    The arbitration shall be administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The seat of the arbitration shall be New York, New York and it shall be conducted in the English language.
(b)    There shall be three (3) arbitrators of whom each Party shall select one within fifteen (15) days of respondent’s receipt of claimant’s request for arbitration. The two Party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within fifteen (15) days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules upon the written request of either Party within fifteen (15) days of such request. The hearing shall be held no later than one-hundred-and-twenty (120) days following the appointment of the third arbitrator.
(c)    The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the dispute and material to the outcome of the case, taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within sixty days (60) of the appointment of the third arbitrator.
(d)    By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any ruling by the arbitral tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of any proceeding relating to or in aid of an arbitration under this Agreement. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of such courts for this purpose, including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Nothing in this paragraph limits the scope of the Parties’ agreement to arbitrate or the power of the arbitral tribunal to determine the scope of its own jurisdiction.
(e)    The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets. The Parties hereby irrevocably waive any defense on the basis of forum non conveniens in any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to this Agreement. The Parties undertake to carry out any award without delay.
(f)    The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.
(g)    The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the Parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.
(h)    All notices by one Party to the other in connection with the arbitration shall be in accordance with the provisions of Section 10.1 hereof, except that all notices for a request for arbitration made pursuant to this Article IX must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitral proceeding hereunder.
Section 9.3    Limitations on Liability.
(a)    Consequential and Other Damages. Except as otherwise set forth in Section 9.3(c), neither Party shall be liable, whether in contract, in tort (including negligence and strict liability), breach of warranty or otherwise, for any special, indirect, incidental, punitive, exemplary, consequential or similar damages which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.
(b)    Limitation of Liability. Except as otherwise set forth in Section 9.3(c), (i) each Party’s aggregate liability to the other in respect of a Service shall be limited to an amount equal to 12 times the Monthly Charge for such Service, where “Monthly Charge” means the amount of Service Fees paid for the first full calendar month (which shall include any amounts invoiced directly to the Service Recipient by a Third-Party Provider in that month) of the relevant Service giving rise to the claim and (ii) each Party’s aggregate liability to the other in connection with this Agreement shall be limited to an amount equal to three times (3X) the total Service Fees for the Services paid and payable to such Party pursuant to this Agreement during the 12 months prior to the first date an event giving rise to the liability occurred; provided that, notwithstanding the foregoing, each Party’s aggregate liability to the other in connection with this Agreement other than in connection with, or resulting from, a Party’s violation of any provision set forth in Article VIII , shall be limited to an amount equal to the total Service Fees for the Services paid and payable to such Party pursuant to this Agreement during the 12 months prior to the first date an event giving rise to the liability occurred.
(c)    Carve-outs for Liability Regime. The limits on, and exclusions of, liability set out in this Section 9.3 shall not apply in respect of:
(i)    any liability arising in connection with, or resulting from, death or personal injury;
(ii)    any liability arising in connection with, or resulting from, a Party’s fraud, fraudulent misrepresentation, gross negligence or willful misconduct;
(iii)    any liability arising in connection with, or resulting from, a Party’s indemnification obligations set forth in Article VI ;
(iv)    any other liability that cannot be lawfully excluded; and
(v)    the obligation of any Service Recipient to pay Service Fees with respect to Services that have been provided.
(d)    Statute of Limitations. Each Party must file any claim for Losses which in any way arise out of, relate to, or are a consequence of, the other Party’s performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, no later than three (3) years after such claim has accrued. Each Party waives the right to file a claim for Losses which in any way arise out of, relate to, or are a consequence of, the other Party’s performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, under any longer statute of limitations.
ARTICLE X
MISCELLANEOUS
Section 10.1    Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be delivered personally or sent by a nationally recognized overnight courier service, and shall be deemed to be effective upon delivery. All such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as the receiving Party may from time to time furnish by notice as set forth in this Section 10.1:
If to AEH or any member of the AEH Group, to:
AXA Equitable Holdings, Inc.
1290 Avenue of the Americas
New York, NY 10104
Attention: Dave Hattem, General Counsel
Telephone: (212) 314-3863
Email: dave.hattem@axa.us.com
If to AXA or any member of the AXA Group, to:
AXA S.A.
25, avenue Matignon
75008 Paris
France
Attention: General Counsel
Telephone: +33 (1) 40 75 48 68
Email: helen.browne@axa.com
Section 10.2    Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.
Section 10.3    Entire Understanding; Third-Party Beneficiaries. This Agreement (including the Schedules hereto) represents the entire understanding of the Parties hereto with respect to the provision or procurement of services contemplated hereby among the Parties hereto and supersedes any and all other oral or written agreements heretofore made with respect to such subject matter. Other than as set forth in Article VI with respect to the Indemnitees and as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties, their Subsidiaries, and each of their and their Subsidiaries’ respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their respective Subsidiaries and each of their and their Subsidiaries’ permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.
Section 10.4    Subsidiary Action. Wherever a Party to this Agreement has an obligation under this Agreement to “cause” a Subsidiary of such Party or any such Subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action may be necessary to accomplish the purposes of this Agreement, such obligation of such Party shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such necessary action. Wherever this Agreement provides that a Subsidiary of a Party has an obligation to take, or refrain from taking any action, such Party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or any such Subsidiary’s officers, directors, management or employees to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. Any failure by a Subsidiary of any Party to take, or refrain from taking, any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by such Party.
Section 10.5    Severability. In the event that any provision of this Agreement is declared invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner that accomplishes, to the extent possible, the original purpose of such provision.
Section 10.6    Applicable Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.
Section 10.7    Specific Performance. Subject to Section 9.1, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived. Unless otherwise agreed in writing, the Parties shall continue to provide the Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 9.1 and this Section 10.7 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.
Section 10.8    Force Majeure. No Party shall be liable for any failure of performance to the extent attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, flood, storm, fire and earthquake or other acts of God or conditions or events of nature, or any act of any Governmental Authority) beyond its control to prevent in whole or in part performance by such Party under this Agreement; provided that the Party experiencing such event shall use commercially reasonable efforts to resume performance as soon as possible; provided, further, that in the event such Party is unable to resume performance in accordance with the terms and conditions set forth in this Agreement within thirty (30) days of suspension, the other Party may, in its sole discretion and without any further financial obligation, terminate any or all of the Service(s) affected by such event; provided, further, that in the event that such other Party does not elect to terminate an affected Service, the Transition Period for such affected Service shall be extended, without any additional Service Fees (or any other fees, costs or expenses) due to the Party experiencing such event, by the amount of time during which the Service was not provided as a result of the occurrence of such event; and provided, further, that in no event shall a Service be extended pursuant to this Section 10.8 if the Third-Party Provider or Service Provider for such Service is not contractually permitted to provide the Service for such extended period of time pursuant to the terms of the underlying contract governing the provision of the Service.
Section 10.9    Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of any Party to comply with any term or provision of this Agreement may be waived by the other Party, by an instrument in writing signed by such Party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.
Section 10.10    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. The Parties shall not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other Party, except as provided in this Section 10.10. Any purported assignment in violation of this Section 10.10 shall be null and void ab initio.
Section 10.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic imaging means (including in pdf or tif format sent by electronic mail) by a Party to the other Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile or other electronic imaging means as if the original had been received.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day, month and year first above written.
AXA S.A.
By:    /s/ Thomas Buberl
    Name: Thomas Buberl
    Title: Chief Executive Officer
AXA EQUITABLE HOLDINGS, INC.
By:    /s/ Anders Malmström
    Name: Anders Malmström
    Title: Senior Executive Vice President and
        Chief Financial Officer

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